Exhibit 10.2(t)

APPENDIX

ECHELON CORPORATION

1997 PLAN

STOCK OPTION AGREEMENT

FOR OPTIONEES OUTSIDE THE U.S.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Option granted to the Optionee under the Plan if the Optionee resides and/or works in one of the countries listed below. This Appendix forms part of the Option Agreement. Capitalized terms used, but not defined herein, shall have the same meanings assigned to them in the Plan and the Option Agreement.

If the Optionee is a citizen or resident of a country other than the one in which the Optionee is currently working, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Date of Grant, the Company shall, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to the Optionee under these circumstances.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which the Optionee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the Optionee’s country as of July 2012. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Optionee not rely on the information in this Appendix as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time the Optionee exercises the Option or sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Optionee’s particular situation, and the Company is not in a position to assure the Optionee of a particular result. Accordingly, the Optionee is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Optionee’s situation.

Finally, if the Optionee is a citizen or resident of a country other than the one in which the Optionee is currently working, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Date of Grant, the information contained herein may not be applicable in the same manner to the Optionee.

FRANCE

Terms and Conditions

Language Consent

In accepting this Option, the Optionee confirms having read and understood the Plan, the Option Agreement and this Appendix, including all terms and conditions included therein, which were provided in the English language. The Optionee accepts the terms of those documents accordingly.

En acceptant l’Option, le Bénéficiaire de l’Option confirme avoir lu et compris le Plan, le Contrat d’Option et le présent Appendice, y compris leurs termes et conditions, qui lui ont été communiqués en langue anglaise. Le Bénéficiaire de l’Option accepte les termes de ces documents en connaissance de cause.

Notifications

Tax Information

The Option is not intended to be a French tax-qualified Award.

Exchange Control Information

If the Optionee maintains a foreign bank account, he or she is required to report such to the French tax authorities when filing his or her annual tax return.

GERMANY

Notifications

Exchange Control Information

If the Optionee makes cross-border payments in excess of €12,500 in connection with the purchase or sale of securities (including Shares acquired under the Plan) or the receipt of any dividends, the Optionee must file a report with the Servicezentrum Außenwirtschaftsstatistik, which is the competent federal office of the Deutsche Bundesbank (the German Central Bank) for such notifications in Germany. The Optionee is responsible for satisfying the reporting obligation and should be able to obtain a copy of the form used for this purpose from the German bank the Optionee uses to carry out the transfer.

In addition, in the unlikely event that the Optionee holds Shares exceeding 10% of the total capital of the Company, the Optionee must report his or her holdings in the Company on an annual basis.

HONG KONG

Terms and Conditions

Securities Law Information

WARNING: The grant of the Option under the terms of the Option Agreement and the Plan and the issuance of Shares upon exercise of the Option do not constitute a public offer of securities under Hong Kong law and are available only to Employees of the Company or its Subsidiaries or affiliates of the Company.

Please be aware that the Option Agreement, including this Appendix, the Plan, and other incidental communication materials related to the Option that the Optionee may receive have not been reviewed by any regulatory authority in Hong Kong. The Optionee is advised to exercise caution in relation to the right to acquire Shares at exercise of the Option, or otherwise, under the Plan. If the Optionee is in any doubt about any of the contents of the Option Agreement, the Plan or any other communication materials, the Optionee should obtain independent professional advice.

Sale of Shares

In accepting the Option, the Optionee agrees that in the event that he or she acquires Shares in respect of the Option within six months of the Date of Grant, the Optionee agrees that he or she will not dispose of any Shares acquired prior to the six-month anniversary of the Date of Grant.

Notifications

Nature of Scheme

The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

ITALY

Terms and Conditions

Method of Payment

Notwithstanding anything to the contrary in the Plan or Agreement, due to regulatory requirements in Italy, the Optionee will be required to exercise the Option using the cashless sell-all exercise method pursuant to which all Exercised Shares will be sold immediately upon exercise and the proceeds of the sale, less the Exercise Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to the Optionee. The Company reserves the right to provide additional methods of exercise depending on the development of local law.

Data Privacy. This section replaces paragraph 9 of the Option Agreement.

The Optionee understands that the Employer, the Company and any of its Subsidiaries and affiliates may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or its Subsidiaries and affilitates, and details of any Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding for the purpose of implementing, administering and managing the Plan (“Personal Data”).

The Optionee also understands that providing the Company with Personal Data is necessary for the performance of the Plan and that the Optionee’s refusal to provide such Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Optionee’s ability to participate in the Plan. The Controller of Personal Data processing is Echelon Corporation, with registered offices at 550 Meridian Avenue, San Jose, CA 95126, U.S.A., and, pursuant to Legislative Decree no. 196/2003, its representative in Italy for data privacy purposes is Echelon Europe LTD – Italy with registered offices in Piazzale Biancamano 8, 20121 Milano, Italy. The Optionee understands that Personal Data will not be publicized, but it may be accessible by the Employer and its internal and external personnel in charge of processing of such Personal Data and by the data processor (the “Processor”), if any. An updated list of Processors and other transferees of Personal Data is available upon request from the Employer. Furthermore, Personal Data will be transferred to Morgan Stanley Smith Barney and may also be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. The Optionee understands that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Company. The Optionee further understands that the Company and/or its Subsidiaries and affiliates will transfer Personal Data amongst themselves as necessary for the purpose of implementing, administering and managing the Optionee’s participation in the Plan and that the Company and/or its Subsidiaries and affiliates may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to Morgan Stanley Smith Barney, or another third party with whom the Optionee may elect to deposit any Shares acquired under the Plan. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that these recipients may be acting as Controllers, Processors or persons in charge of processing, as the case may be, in accordance with local law and may be located in or outside the

European Economic Area in countries such as the United States that may not provide the same level of protection as intended under Italian data privacy laws. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

The Optionee understands that Personal Data processing related to the purposes specified above shall take place under automated or nonautomated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Personal Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Optionee’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. The Optionee understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Optionee has the right to, including but not limited to, access, delete, update, correct or terminate, for legitimate reason, the Personal Data processing. The Optionee should contact the Employer in this regard. Furthermore, the Optionee is aware that Personal Data will not be used for direct marketing purposes. In addition, the Personal Data provided can be reviewed and questions or complaints can be addressed by contacting the Optionee’s human resources department.

Plan Acknowledgment

In accepting the Option, the Optionee acknowledges that he or she has received a copy of the Plan and the Option Agreement, including this Appendix, and has reviewed such documents in their entirety, fully understands the contents thereof and accepts all provisions of the Plan and the Option Agreement, including this Appendix.

The Optionee further acknowledges that he or she has read and specifically and expressly approves, without limitation, the following clauses in the Option Agreement: Part I, Termination Period; Paragraph 4: Non-Transferability of Option; Paragraph 6: Responsibility for Taxes; Paragraph 7: Nature of Grant; Paragraph 8: No Advice Regarding Grant; Paragraph 11: Restrictions on Sale of Securities; Paragraph 19: Notice of Governing Law and Venue; Paragraph 20: No Guarantee of Continued Service; Paragraph 22: Language; Paragraph 24: Imposition of Other Requirements; and the Data Privacy consent above.

Notifications

Exchange Control Information

Exchange control reporting is required if the Optionee transfers cash or Shares to or from Italy in excess of €10,000 or the equivalent amount in U.S. dollars. If the payment is made through an authorized broker resident in Italy, the broker will comply with the reporting obligation. In addition, the Optionee will have exchange control reporting obligations if the Optionee has any foreign investment (including Shares) held outside Italy in excess of €10,000. The reporting must be done on the Optionee’s individual tax return.

JAPAN

Notifications

Exchange Control Information

If the Optionee maintains a foreign bank account outside of Japan with a value exceeding ¥50 million as of December 31, the Optionee is required to report such to the Japanese authorities on an annual basis.

In addition, if the Optionee pays more than ¥30,000,000 in a single transaction for the purchase of Shares when the Optionee exercises the Option, the Optionee must file a Payment Report with the Ministry of Finance through the Bank of Japan by the 20th day of the month following the month in which the payment was made. The precise reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

Finally, in the unlikely event that the Optionee purchases Shares valued at more than ¥100,000,000 in a single transaction, the Optionee must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the Shares. A Payment Report is required independently from a Securities Acquisition Report. Therefore, if the total amount that the Optionee pays upon a one-time transaction for exercising the Option and purchasing Shares exceeds ¥100,000,000, the Optionee must file both a Payment Report and a Securities Acquisition Report.

KOREA

Notifications

Exchange Control Information

If the Optionee realizes US$500,000 or more from the sale of Shares or the receipt of any dividends in a single transaction, he or she must repatriate the proceeds to Korea within eighteen (18) months of receipt.

NETHERLANDS

Notifications

Insider Trading Notification

The Optionee should be aware of the Dutch insider trading rules, which may impact the sale of Shares acquired pursuant to exercise of the Option. In particular, the Optionee may be prohibited from effecting certain transactions involving Shares during the period in which the Optionee possesses “insider information” regarding the Company.

In accepting the Option, the Optionee acknowledges having read and understood the Insider Trading Notification and further acknowledges that it is the Optionee’s responsibility to comply with the following Dutch insider trading rules:

Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “inside information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is knowledge of a detail concerning the issuing company to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price. The insider could be any Employee of the Company or a Subsidiary or affiliate of the Company in the Netherlands who has inside information as described herein.

Given the broad scope of the definition of inside information, certain Employees of the Company working at a Subsidiary or affiliate of the Company in the Netherlands (including the Optionees participating in the Plan) may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when the Optionee had such inside information. Please note that the Company cannot be held liable if the Optionee violates the Dutch insider trading rules. If the Optionee is uncertain whether the insider trading rules apply to him or her, the Optionee should consult with his or her personal legal advisor.

NORWAY

No country-specific terms apply.

SINGAPORE

Notifications

Securities Law Information

The grant of the Option under the Plan is being made in reliance on Section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”), pursuant to which it is exempt from the prospectus and registration requirements under the SFA. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Optionee should note that the Option is subject to Section 257 of the SFA and that the Optionee will not be able to sell, or offer for sale, Shares acquired pursuant to exercise of the Option, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).

Director Notification Obligation

If the Optionee is a director, associate director or shadow director of a Singapore Subsidiary or affiliate of the Company, the Optionee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Subsidiary or affiliate in writing of an interest (e.g., the Option, Shares, etc.) in the Company or any Subsidiary, affiliate or other related companies within two (2) business days of (i) its acquisition or disposal, (ii) any change in previously disclosed interest (e.g., when Shares acquired pursuant to exercise of the Option are sold), or (iii) becoming a director, associate director or shadow director.

Insider Trading Notification

The Optionee should be aware of the Singapore insider trading rules, which may impact the acquisition or disposal of Shares or rights to Shares (e.g., an Option) the under the Plan. Under the Singapore insider trading rules, the Optionee is prohibited from selling Shares when in possession of information which is not generally available and which the Optionee knows or should know will have a material effect on the price of Shares once such information is generally available.

SWEDEN

No country-specific terms apply.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. This provision supplements paragraph 8 of the Option Agreement.

If payment or withholding of the income tax due is not made within ninety (90) days of the event giving rise to the income tax or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by the Optionee to the Employer, effective as of the Due Date. The Optionee agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in paragraph 6 of the Option Agreement. The Optionee authorizes the Company to delay the issuance of Shares to the Optionee unless and until the loan is repaid in full.

Notwithstanding the foregoing, if the Optionee is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the Optionee will not be eligible for such a loan to cover the income tax due. In the event that the Optionee is a director or executive officer and the income tax is not collected from or paid by the Optionee by the Due Date, the amount of any uncollected income tax will constitute a benefit to the Optionee on which additional income tax and national insurance contributions (“NICs”) may be payable. The Optionee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or the Employer (as applicable) the value of any employee NICs due on this additional benefit.

Joint Election

As a condition of the exercise of the Option, the Optionee agrees to accept any liability for secondary Class 1 NICs (the “Employer NICs”) that may be payable by the Company and/or the Employer in connection with the Option and any event giving rise to Tax-Related Items. Without limitation to the foregoing, the Optionee agrees to enter into a joint election with the Employer (the “Election”) in the form approved for such Election by HMRC, and any other required consent or election required to accomplish the transfer of Employer NICs to the Optionee. The Optionee understands that the Election applies to any Option granted to the Optionee under the Plan after the execution of the Election. The Optionee further agrees to execute such other joint elections as may be required between the Optionee and any successor to the Company and/or the Employer.

If the Optionee does not enter into the Election prior to the exercise of the Option or any other event giving rise to Tax-Related Items, the Optionee shall not be entitled to exercise the Option or receive any benefit in connection with the Option unless and until the Optionee enters into the Election, and no Shares or other benefit pursuant to the Option will be issued to the Optionee under the Plan, without any liability to the Company or the Employer.

The Optionee further agrees that the Company and/or the Employer may collect the Employer NICs by any of the means set forth in paragraph 8 of the Option Agreement, as supplemented above.